EXHIBIT 20.2


                              A NEVADA CORPORATION

                                February 8, 2005

                     CERTIFICATE OF SECRETARY OF RESOLUTION

         The undersigned, Secretary of O'Hara Resources, Ltd., a Corporation organized and existing under the laws of the State of Nevada, does hereby certify that a Meeting of Directors was held on February 8, 2005, and that the following Resolution was adopted by the Board of Directors at that time, and the Resolution is in full force and effect.

         "The Board recognized that O'Hara had entered into a Memorandum of Agreement (MOA) dated August 25, 2004 by which O'Hara had agreed to acquire 100% of Vision Energy Corporation and that on February 6, 2005, pursuant to the MOA, Vision Energy Corporation had assigned all of Vision Energy Corporation's assets and liabilities to O'Hara, the former Vision Energy Group had assigned all of its assets to O'Hara and Gulf Energy Corporation had assigned all of its assets and liabilities to O'Hara. The Board further recognized, per the MOA, that the name of O'Hara should be changed to Vision Energy Group."

         Upon motion being made and seconded, the following resolution was adopted:

"RESOLVED, the Board of Directors hereby accepts all of Vision Energy Corporation's assets and liabilities, all of the assets of the former Vision Energy Group and all of the assets and liabilities of Gulf Energy Corporation and does hereby change the name of O'Hara to Vision Energy Group."



By: /s/ Russell Smith
    ---------------------------
    Russell Smith
    President